Exhibit 99.1

PRESS RELEASE

Contact: Symmetry Medical Inc. Fred L. Hite Senior Vice President Chief Financial Officer (574) 371-2218	Investors: The Ruth Group Zack Kubow (646) 536-7020 zkubow@theruthgroup.com

Symmetry Medical Divests UK based Clamonta Ltd. Subsidiary

•	Remains committed to Aerospace market with forging & machining at Lansing, MI and Sheffield, UK facilities
•	Updates 2014 guidance reflecting discontinued operations

Warsaw, Indiana, May 22, 2014 – Symmetry Medical Inc. (NYSE: SMA), a leading global source of innovative medical device solutions, including surgical instruments, orthopedic implants, and sterilization cases and trays, announced today the sale of its UK based, Clamonta Ltd. subsidiary, which services the Aerospace machining industry, to The HLD Corporation Ltd. for £0.8 million (approximately $1.3 million).

Thomas J. Sullivan, President and Chief Executive Officer of Symmetry Medical, stated, “The sale of our Clamonta Ltd. subsidiary is an appropriate step to focus on our core markets and reduce our manufacturing footprint. While Clamonta had a challenging 2013 and continued to negatively impact our overall profitability, I am proud of the progress made by the local team and believe they and their customers will be best served as part of a new entity. Symmetry remains committed to the Aerospace forging and associated machining segment of the market and will continue to serve Aerospace customers from our Lansing, MI and Sheffield, UK facilities.”

Fred L. Hite, Senior Vice President and Chief Financial Officer of Symmetry, said, “In 2013, the Clamonta Ltd. subsidiary generated $11.4 million in revenue, and in the first quarter 2014, reported $4.4 million in revenue with a net loss in both periods. With the divestiture, all historical financials will be moved to discontinued operations. Accordingly, we are updating our revenue guidance to reflect the removal of approximately $15 million of 2014 revenue. Neutralized for discontinued operations and the transition of the New Wave product line from Symmetry Surgical, the high-end of our guidance maintains an approximate 5% growth for total Symmetry Medical. On the bottom line, we anticipate approximately $0.16 of unfavorable GAAP earning per share impact related to the divestiture along with approximately $0.02 of favorable impact to as adjusted earnings per share as Clamonta Ltd. was projected to have negative impact on earnings per share for the full year 2014. Once the divestiture related accounting details have been confirmed, we will finalize our GAAP and as adjusted earnings per share guidance in conjunction with our next quarterly results.”

Financial Guidance

The following forward-looking estimates regarding 2014 guidance reflect current market conditions, foreign currency rates and current estimates of divestiture accounting details. Actual results may differ materially, and the Company refers you to forward-looking statements located at the end of the press release.

Based on the divestiture of its Clamonta Ltd. subsidiary, the Company is reducing its revenue guidance for the full year 2014. The Company now expects revenue to be in the range of $393 million to $403 million. The Company is assuming a 3% to 4% procedural growth rate in its key orthopedic market as well as a 2% to 3% market growth in its worldwide direct to hospital market.

The Company expects full year 2014 GAAP earnings per diluted share to be in the range of $0.12 to $0.18 and full year 2014 as adjusted earnings per diluted share to be in the range of $0.50 to $0.56. The as adjusted earnings per diluted share guidance excludes the impact of amortization of intangible assets and debt issuance costs, loss on divestiture, stock compensation expense, acquisition related costs, severance costs and other one-time expenses. These items are expected to negatively impact full year 2014 GAAP earnings per diluted share by approximately $0.38.

Diluted earnings per share – GAAP	$0.12 - $0.18

Estimated loss on divestiture	($0.16)
Estimated Amortization	($0.14)
Estimated stock compensation expense	($0.06)
Estimated all other adjustments	($0.02)

Diluted earnings per share – as adjusted	$0.50 - $0.56

About Symmetry Medical Inc.

Symmetry Medical Inc. is a leading global source of innovative medical device solutions, including surgical instruments, orthopedic implants, and sterilization cases and trays. The Company’s thousands of Teammates provide design, development and worldwide production capabilities for these products to customers in the orthopedic industry, other medical device markets, and specialized non-healthcare markets. Symmetry’s trusted reputation and brands, broad Intellectual Property portfolio and commitment to innovation enable it to collaborate with hundreds of global medical device manufacturers as well as thousands of hospitals to provide solutions for today’s needs and tomorrow’s growth.

As Adjusted Non-GAAP Measures

The as adjusted measures shown in this release exclude the impact of amortization of intangible assets and debt issuance costs, loss on divestitures, asset impairment charges, the net gain on insurance proceeds received, unrealized foreign currency impact on an intercompany loan, stock compensation expense, acquisition related costs, facility closure and severance costs, product recall costs and loss on debt extinguishment.

These non-GAAP measures are not in accordance with, or an alternative for, GAAP and may be different from non-GAAP measures used by other companies. Management believes these non-GAAP measures improve management's and investors' ability to better compare the company's ongoing financial performance between periods and with other companies.

Forward-Looking Statements

Statements in the press release regarding Symmetry Medical Inc.'s business which are not historical facts may be "forward-looking statements" that involve risks and uncertainties, within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as "may," "might," "will," "should," "expect," "believe," "anticipate," "plan," "estimate," "intend," and similar words indicating possible future expectations, events or actions. Such predictive statements are not guarantees of future performance, and actual outcomes and results could differ materially from our current expectations. We refer you to the "Risk Factors" and "Forward Looking-Statements" sections in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as the Company's other filings with the SEC, which are available on the SEC's Web site at www.sec.gov.

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